UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2017

Benefit Street Partners Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55188 (Commission File Number)	46-1406086 (I.R.S. Employer Identification No.)

9 West 57th Street, Suite 4920

New York, New York 10019

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 588-6770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 29, 2017 (the “Closing Date”), two consolidated subsidiaries of Benefit Street Partners Realty Trust, Inc. (the “Company”), BSPRT 2017-FL1 Issuer, Ltd. (the “Issuer”) and BSPRT 2017-FL1 Co-Issuer, LLC (the “Co-Issuer” and together with the Issuer, the “Issuers”), issued notes with an aggregate principal amount of $339.5 million (the “Notes”), evidencing a commercial real estate mortgage securitization, and sold such Notes in a private placement. Simultaneously with the issuance of the Notes, the Issuer issued and sold preferred shares (the “Preferred Shares”) with an aggregate liquidation preference and notional amount equal to $78.56 million to a consolidated subsidiary of the Company.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of the Closing Date, by and among the Issuers, Benefit Street Partners Realty Operating Partnership, L.P. (the “Advancing Agent”) and U.S. Bank National Association (the “Trustee” and the “Note Administrator”).

The information contained in Item 2.03 of this Form 8-K regarding the terms of the Indenture and the Notes is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The net proceeds of the sale of the Notes will be used primarily to repay borrowings under the Company’s current credit facilities, pay transaction expenses and fund future loans and investments.

The aggregate principal amounts of the following three classes of Notes (each, a “Class”) were issued pursuant to the terms of the Indenture: (i) $223.6 million aggregate principal amount of Class A Senior Secured Floating Rate Notes (the “Class A Notes”); (ii) $48.0 million aggregate principal amount of Class B Second Priority Secured Floating Rate Notes (the “Class B Notes”); and (iii) $67.9 million aggregate principal amount of Class C Third Priority Secured Floating Rate Notes (the “Class C Notes”). Simultaneously with the issuance of the Notes, the Issuer issued and sold the Preferred Shares to a consolidated subsidiary of the Company.

As of the Closing Date, the Notes are secured by a portfolio (the “Portfolio”) with a principal balance of approximately $418.1 million, consisting of nine first-lien mortgage loans and 17 pari passu participation interests in first-lien mortgage loans secured predominately by multifamily and commercial properties across the United States. Through its ownership of the equity of the Issuer, the Company intends to own the Portfolio until its maturity and will account for the issuance of the Notes on its balance sheet as a financing.

The Portfolio was purchased by the Issuer on the Closing Date from a consolidated subsidiary of the Company, and the seller made certain representations and warranties to the Issuer with respect to the mortgage assets it sold. If any such representations or warranties are materially inaccurate, the Issuer may compel the seller to repurchase the affected mortgage assets from it for an amount not exceeding par plus accrued interest and certain additional charges, if then applicable.

The Issuer, the Advancing Agent, the Note Administrator, the Trustee and Benefit Street Partners L.L.C. (the “Collateral Manager”) entered into a servicing agreement (the “Servicing Agreement”) with Situs Asset Management LLC (the “Servicer”) and Situs Holdings, LLC (the “Special Servicer”), pursuant to which the Servicer has agreed to act as the servicer for the mortgage assets and the Special Servicer has agreed to act as special servicer for the mortgage assets.

In connection with its duties under the Servicing Agreement, the Servicer will be entitled to a monthly servicing fee equal to 0.04% per annum of the outstanding principal balance of each mortgage asset and a monthly investor reporting fee in the amount of $1,250. The Servicer will also be entitled to retain all late payment charges and similar fees (to the extent not payable to the Special Servicer) and all income and gain realized from the investment of funds deposited in the accounts maintained by the Servicer, subject to the terms of the Servicing Agreement.

In connection with its duties under the Servicing Agreement, the Special Servicer will be entitled to a monthly special servicing fee equal to 0.25% per annum of the outstanding principal balance of each specially serviced mortgage asset and additional special servicing compensation in the form of (i) a workout fee with respect to each corrected mortgage asset equal to 1% of each collection of interest and principal for so long as it remains a corrected mortgage asset and (ii) a liquidation fee equal to 1% of any liquidation proceeds or full or discounted payoff of a specially serviced mortgage asset; provided that the Special Servicer will be entitled to receive only a liquidation fee or a workout fee, but not both, with respect to any mortgage asset. The Special Servicer will also be entitled to reimbursement of expenses, as permitted under the Servicing Agreement.

The Notes represent (a) limited recourse obligations of the Issuer, payable solely from the cash flow generated by the Portfolio and any other assets that the Company may pledge to the Portfolio, including the proceeds of any sale or refinancing in respect of the assets of the Portfolio, and (b) non-recourse obligations of the Co-Issuer. To the extent that cash flow from the Portfolio and other pledged assets is insufficient to make payments in respect of the Notes, none of the shareholders, members, officers, directors, managers or incorporators of the Issuer, the Co-Issuer, the Note Administrator, the Trustee, the Servicer, the Special Servicer, the Collateral Manager, the Placement Agents, any of their respective affiliates or any other person or entity will have any obligation to pay any further amounts in respect of the Notes.

The Notes have initial interest rates as follows: 1.350% plus one-month LIBOR for Class A Notes, 2.400% plus one-month LIBOR for Class B Notes and 4.250% plus one-month LIBOR for Class C Notes. Interest payments on the Notes are payable monthly, beginning on July 15, 2017, to and including June 15, 2027, the stated maturity date of the Notes. The Advancing Agent may be required to advance interest payments due on the Notes subject to the conditions set forth in the Indenture.

Each Class of Notes will mature at par on June 15, 2027, unless redeemed or repaid prior thereto. Principal payments on each Class of Notes will be paid at the stated maturity in accordance with the priority of payments set forth in the Indenture. It is anticipated, however, that the Notes will be paid in advance of the stated maturity date in accordance with the priority of payments set forth in the Indenture. The weighted average life of the Notes is currently expected to be between 3.09 years and 4.69 years. The calculation of the weighted average lives of the Notes assumes certain collateral characteristics including that there are no prepayments, defaults or delinquencies. There is no assurance that such assumptions will be met.

Subject to certain conditions described in the Indenture, on July 15, 2019, and on any interest payment date thereafter, the Issuers may redeem the Notes and the Issuer may redeem the Preferred Shares at the direction of the holders of a majority of the Preferred Shares.

The Notes and the Preferred Shares are subject to a clean-up call redemption, in whole but not in part, at the direction of the Collateral Manager, on any interest payment date on which the aggregate outstanding principal amount of the Notes has been reduced to 10% of the aggregate principal amount of the Notes outstanding on the issuance date.

The Notes are also subject to a mandatory redemption on any interest payment date on which certain tests set forth in the Indenture are not satisfied.

If certain events occur that would make the Issuer subject to paying U.S. income taxes or would make certain payments to or from the Issuer subject to withholding tax, then the holders of a majority of the Preferred Shares may require that the Issuer redeem all of the Notes.

In addition to standard events of default, the Indenture also contains the following events of default: (1) the requirement of the Issuer, Co-Issuer or pool of assets securing the Notes to register as an investment company under the Investment Company Act of 1940, as amended, and (2) the loss of the Issuer’s status as a qualified REIT subsidiary or other disregarded entity of the Company.

The description of the Indenture above is a summary and is qualified in its entirety by the terms of the Indenture, which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Indenture, dated as of June 29, 2017, by and among BSPRT 2017-FL1 Issuer, Ltd., BSPRT 2017-FL1 Co-Issuer, LLC, Benefit Street Partners Realty Operating Partnership, L.P., as advancing agent, and U.S. Bank National Association, as trustee and note administrator.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFIT STREET PARTNERS REALTY TRUST, INC.
By:	/s/ Jerome S. Baglien
Name:	Jerome S. Baglien
Title:	Chief Financial Officer and Treasurer

Date: July 6, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1

Indenture, dated as of June 29, 2017, by and among BSPRT 2017-FL1 Issuer, Ltd., BSPRT 2017-FL1 Co-Issuer, LLC, Benefit Street Partners Realty Operating Partnership, L.P., as advancing agent, and U.S. Bank National Association, as trustee and note administrator.